UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-1004
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934
February 6, 2008
(Date of Report (Date of Earliest Event Reported))
LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1284 North Telegraph Road, Monroe, Michigan	48162-3390

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (734) 242-1444
None

(Former name, former address and former fiscal year, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On February 6, 2008, La-Z-Boy Incorporated (the “Company”) and most of its domestic subsidiaries (collectively, the “Loan Parties”), entered into a $220 million Credit Agreement (the “New Credit Agreement”) with Wachovia Capital Finance Corporation (Central) as administrative agent and lender, and the financial institutions named therein (the “Lenders”). The New Credit Agreement supersedes and terminates the $150 million dollar Credit Agreement dated as of March 30, 2004 (subsequently amended to $100 million) among La-Z-Boy Incorporated, the banks listed therein and Wachovia Bank, N.A., as administrative agent.
     The New Credit Agreement is secured primarily by all of the Loan Parties’ accounts receivable, inventory, cash deposit and securities accounts, and substantially all patents and trademarks, including the La-Z-Boy brand name.
     The New Credit Agreement is a revolving credit facility with a commitment of $220 million subject to a borrowing base of certain eligible accounts receivable and inventory. The New Credit Agreement also allows for the issuance of letters of credit. Interest under the New Credit Agreement will initially be set at LIBOR plus 2.0% for the first six months and thereafter will fluctuate from LIBOR plus 1.75% to 2.25%.
     The New Credit Agreement also includes prohibitions on the Loan Parties’ and all of the Company’s other subsidiaries’ ability to grant security interests to other parties, subject to certain exceptions. The New Credit Agreement includes customary representations and warranties of the Loan Parties and their subsidiaries, imposes on the Loan Parties and their subsidiaries certain affirmative and negative covenants, and includes other typical provisions. Availability under the New Credit Agreement will fluctuate based on a borrowing base calculation consisting of eligible accounts receivable and inventory. Certain covenants and restrictions, including a fixed charge coverage ratio, will become effective when excess availability under the New Credit Agreement falls below certain thresholds.
     The New Credit Agreement contains customary events of default, including nonpayment of principal when due, nonpayment of interest after a stated grace period; inaccuracy of representations and warranties; violations of covenants; certain acts of bankruptcy and liquidation; defaults of certain material contracts; certain ERISA-related events; certain material environmental claims; and a change in control (as defined in the New Credit Agreement). In the event of a default under the New Credit Agreement, the Lenders may terminate the commitments made under the New Credit Agreement, declare amounts outstanding, including accrued interest and fees, payable immediately, and enforce any and all rights and interests. In addition, following an event of default, the Lenders could exercise remedies with respect to the collateral including foreclosure and other remedies available to secured creditors.

     Initial borrowings under the New Credit Agreement were utilized to repay the outstanding private placement notes in the principal amount of $121 million, along with a make-whole premium of approximately $6 million, accrued interest of approximately $0.9 million, and fees related to the New Credit Agreement of approximately $2 million. The Company intends to use any future borrowings for general corporate purposes.
     The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the complete text of the agreement. A copy of the New Credit Agreement is filed as Exhibit 4.1 to this Report on Form 8-K and is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
     In connection with the execution of the New Credit Agreement on February 6, 2008, the $150 million Credit Agreement dated March 30, 2004, as amended, was terminated as of that date. At the time of termination, there were no outstanding borrowings under the prior credit agreement.
Item 2.03 Creation of a Direct Financial Obligation
     The information set forth above under Item 1.01 and Item 1.02 is incorporated herein by reference.
Item 3.03 Material Modification to Rights of Security Holders
     The New Credit Agreement described under Item 1.01 would prohibit the Company from paying dividends if “Excess Availability,” as defined in the New Credit Agreement, fell below $30 million. As of February 12, 2008, the Company had $60.9 million of excess availability under the New Credit Agreement.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

(4.1)	Credit Agreement dated as of February 6, 2008 among La-Z-Boy Incorporated, certain of its subsidiaries, the lenders named therein, and Wachovia Capital Finance Corporation (Central), as administrative agent for the lenders

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED
(Registrant)

Date: February 12, 2008

	BY:	/S/ Louis M. Riccio, Jr.

Louis M. Riccio, Jr.
Senior Vice President and Chief Financial Officer